Exhibit 8.1

SIDLEY AUSTIN llp 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

February 17, 2012

Daimler Trust Leasing LLC
Daimler Trust
36455 Corporate Drive
Farmington Hills, Michigan  48331

Re:           Registration Statement on Form S-3
File Nos. 333-178761 and 333-178761-01

Dear Sirs:

We have acted as special counsel to Daimler Trust Leasing LLC, a Delaware limited liability company (the “Company”) and Daimler Trust, a Delaware statutory trust, in connection with the preparation of the registration statement on Form S-3, File Nos. 333-178761 and 333-178761-01 (as amended to date, the “Registration Statement”) relating to the issuance and sale from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”).  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, a separate trust (each, a “Trust”) will be created for the issuance of each Series of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”).  Each Trust will cause the related Series of Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture” and, together with the Trust Agreement, the “Agreements”) between the Trust and an indenture trustee (the “Indenture Trustee”).  Each Trust, Owner Trustee and Indenture Trustee will be identified in the prospectus supplement for such Series of Notes.

Each Series of Notes will represent obligations of the related Trust.  Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the beneficial interest in the related Trust.  The Certificates of a Series will be subordinated to the Notes of the same Series to the extent described in the related Agreements.

We have examined the prospectus and the form of prospectus supplement contained in the Registration Statement (the “Prospectus” and “Prospectus Supplement”, respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Notes.  This advice is summarized under the heading “Material Federal Income Tax Consequences” in the Prospectus and the Prospectus Supplement, all a part

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

of the Registration Statement.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under the above quoted headings in the Prospectus and the Prospectus Supplements as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes.  There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

The opinion expressed herein is expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as federal tax counsel to each issuing entity under the above quoted headings in the Prospectus and the Prospectus Supplements forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP